BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON SEPTEMBER 28, 2018

1.            Date, Time and Place: Meeting held on September 28, 2018, at 01:30 p.m., at InterContinental São Paulo hotel, located at Alameda Santos, No. 1.123, in the City and State of São Paulo.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the totality of members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis, hereby represented by Mr. Walter Malieni Jr. (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) and Mr. Walter Malieni Jr. (“Mr. Walter Malieni”).

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: (i) Approval of Call Notice of an Extraordinary General Shareholders’ Meeting to resolve on the Amendment of the Company’s Bylaws.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matters were discussed and the following resolutions were taken:

5.1.       Approval of Call Notice of an Extraordinary General Shareholders’ Meeting to resolve on the Amendment of the Company’s Bylaws. The totality of members of the Board of Directors attending the meeting, by unanimous votes, approved the call notice of an Extraordinary General Shareholders’ Meeting of the Company (“General Meeting”), to resolve on:

(i)            the amendment of the Company’s Bylaws in order to:

a.            adequate it the to the new Regulation of the Novo Mercado, which entered into force as of January 02, 2018, by means (I) of the amendment to article 1, paragraphs 1 and 2; to article 16, item iv; to article 19, paragraph 2; to article 20, caput and paragraph 1; to article 23, item xxii; to article 24, paragraph 1; to article 30, paragraph 2; to article 33, paragraphs 3 and 7; to article 39, caput and paragraph 1; to current article 41, paragraph one; to current article 42, caput; to current article 49, caput; and to current article 51; (II) of the insertion of the new item vi to article 16; of new paragraphs 2, 3 and 4 to article 20; of new item xxxvii to article 23; of new paragraph 2 to article 24, of new item vii to article 25; of new paragraphs 3 and 4 to article 39; and of new articles 42, 43 and 44; and (III) of the exclusion of item v from article 16; of item xxi from article 23; of paragraphs 2 and 3 from article 39; of current articles 40, 41, 44, 45, 46, 47 and 48;

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on September 28, 2018

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON SEPTEMBER 28, 2018

b.            To adequate it to the recommendations of the Brazilian Code of Corporate Governance of the Brazilian Institute of Corporate Governance, with (I) the inclusion of paragraph 5 to article 20; of paragraph 8 to article 21; of new items ii, xx, xxiii and xxiv to article 23; and (II) the amendment to the current items i and xxi, of article 23; to new item xxxviii to be inserted in article 23; of new item vii to be inserted in article 25; and to paragraphs 3 and 11 of article 33;

c.             To review the financial competence of the Board of Directors and of the Board of Officers of the Company, by means (I) of the amendment to article 23, current items xvi, xxiv, xxvii, xxviii, xxix, xxx, xxxii, xxxiii, xxxvi and xxxvii; and to article 25, item iv; and (II) of the exclusion of paragraphs 1 and 2 of article 23; and of current items vii and viii of article 25;

d.            To adjust the wording of the caput of article 32, in connection with the composition of the Audit Committee to allow a better understanding of the provision regarding the obligation to have, at least, one (1) external member at the aforementioned Committee not belonging to the Board of Directors and to emphasize that none of its members shall be a member of the Board of Officers of the Company, as well as to amend the name of such committee from Audit Committee to “Audit and Integrity Committee”, with the adjustment to the current item viii, of article 23; to Chapter VI title; article 32; and article 33, caput and paragraphs 1 to 12;

e.            To execute other wording adjustments, with (I) the amendment to article 3, sole paragraph; to article 13, paragraph 2; to the current article 20, paragraph 6; to article 23, current items ii, iii, vii, xvii, xxii, xxiii, xxiv, xxvii, xxviii, xxxiv, xxxvi and xxxvii; to article 24, caput and current paragraphs 3 and 4; to article 25, item i; to article 26, current items i, ii, iii and iv; to article 28, items i to iii; to article 29, paragraphs 3 and 4; to article 31, paragraph 2; to article 33, caput and paragraph 3; to current article 43, caput and paragraph 2, 5, 6 and 11; to current article 49, sole paragraph; to current article 51, caput; (II) the exclusion of current item vii of article 23 and of the current paragraph 2 of article 24, as well as adjustments of numbering and of cross references of the statutory provisions, as applicable; and

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on September 28, 2018

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON SEPTEMBER 28, 2018

(ii)           the consolidation the Company’s Bylaws in order to reflect the amendments approved by the General Meeting.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 69 to 71, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, September 28, 2018.

______________________________

Cristiana Rebelo Wiener

Secretary

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on September 28, 2018